UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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FEDERAL REALTY INVESTMENT TRUST

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Federal Realty Investment Trust

Annual Meeting of Shareholders

May 4, 2011

Supplemental Information Regarding Proposal 3

Advisory Vote on the Compensation of our Named Executive Officers

Explanatory Note

The information below supplements information contained in the “Compensation Discussion and Analysis” section contained in our definitive proxy statement for fiscal year 2010. This document may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

Purpose of Shareholder Outreach

At the 2011 Annual Meeting of Shareholders, our shareholders will vote for the first time on our executive compensation programs. Proposal 3 in the proxy materials mailed to our shareholders includes the relevant information regarding this vote. Because this is the first year that our executive compensation programs are being put to a shareholder vote, we are making every effort to assist our shareholders in understanding the proposal and to facilitate prompt voting.

Further, one of the larger proxy advisory firms, ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote “against” Proposal 3 while our Board of Trustees has unanimously recommended that shareholders vote “for” this proposal. We believe that ISS’s analysis of our executive compensation programs is flawed. We outline below the reasons why we believe this and why we believe that our executive compensation programs are in line with a pay for performance philosophy.

Basis for ISS Recommendation

ISS noted the following two primary reasons for recommending a vote against our executive officer compensation: (a) the compensation of our Chief Executive Officer was increased in 2010 notwithstanding that our 1- and 3-year total shareholder return was below that of the median total shareholder return of the companies in our four-digit Global Industry Classification Standard (“GICS”) industry group code and (b) the compensation of our Chief Executive Officer is greater than the median compensation of the other peer group companies used by ISS in its analysis. Based on the comparison of 1- and 3-year total shareholder return compared to the total shareholder returns of the other companies in our four-digit GICS group, ISS concluded that we have sustained long-term poor shareholder returns which has caused a pay for performance disconnect.

We believe ISS’s analysis is seriously flawed for several reasons.

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First, ISS’s reliance solely on total shareholder return for the past 1- and 3-year periods, particularly given the economic challenges of the prior 3-years, does not provide a full assessment of how effectively companies have performed or delivered shareholder value in the prior 3 years.

•

Second, looking at total shareholder return for the wide range of companies included in our four-digit GICS group does not provide a reasonable basis for comparison given that many of the companies included in our GICS group are not even equity real estate investment trusts.

•	Finally, there is no apparent logic for the peer group used by ISS to provide a comparison baseline for compensation of our Chief Executive Officer.

Total Shareholder Return Considered Alone is an Inadequate Measure

In its analysis, ISS relies exclusively on 1- and 3-year total shareholder returns without regard for any of the facts or circumstances that led to those returns to conclude that we have delivered poor long-term shareholder returns. We certainly agree with ISS that total shareholder return is an important metric to consider in assessing value delivered to shareholders, and in fact, we use it on both a relative and absolute basis to determine a significant portion of annual equity awards to our executive officers; however, it cannot be looked at in a vacuum without regard for the facts and circumstances that produced those returns to truly determine whether a management team has created long-term shareholder value. The economic challenges of the prior 3-year period from 2008 through 2010 demonstrates this point.

Many of the outsized total shareholder returns that drove the median 1- and 3-year total returns for companies in our four-digit GICS group higher than our 1- and 3-year total shareholder returns resulted from the extreme underperformance and shareholder dilution of many of those companies in 2008 and 2009 as those companies fought to survive. The per share prices of many of those companies have risen substantially in the last two years, thereby driving total shareholder return, but has still not returned to the levels where they were at the beginning of the 3-year period. In addition, many of those companies dramatically cut or eliminated their dividends during the prior three years and/or elected to pay their dividends in stock. The combination of the recovery of stock prices from significant losses in 2008 and 2009 combined with the reinstitution of cash dividends has resulted in the outsized total shareholder returns for many of the other real estate investment trusts in our four-digit GICS group in late 2009 and 2010. We, on the other hand, have navigated through the prior three years in a consistent fashion that has not resulted in any extraordinary dilution to our shareholders and has maintained the per share value of our stock at the same approximate level it was in 2008 all while increasing our dividend during each of the past 3 years and continuing to pay that dividend entirely in cash. We certainly believe that most shareholders would consider our consistent performance during this prior 3-year period to have delivered greater shareholder value than those companies who are now enjoying the outsized shareholder returns that come with bringing a company back from the brink of failure based on market forces that are outside of management’s control.

We have a pay for performance compensation philosophy and we believe that our 2010 compensation decisions with respect to our Chief Executive Officer reflect that philosophy by rewarding the stewardship that our Chief Executive Officer demonstrated during the most difficult economic period the United States has faced since the Great Depression. Under ISS’s rationale we could have adjusted the components of our Chief Executive Officer’s compensation prior to 2010 when our total shareholder return outpaced that of the other companies in our four-digit GICS group; however, we believe that doing so would have been irresponsible given the economic challenges we saw ahead. Instead, we chose to make adjustments to the components of our Chief Executive Officer’s compensation in 2010, the first such adjustments made since 2007, when we saw a clearer economic path ahead.

Moreover, more than half of the compensation reported for our Chief Executive Officer in 2010 was attributable to a one-time restricted stock award that was made in order to retain our CEO’s services as he was being actively recruited by other companies. During our CEO’s eight-year tenure in that position as well as during the prior four-year period, we have significantly outperformed the MSCI US REIT Index (“RMS”), the Bloomberg REIT Shopping Center Index (“BBRESHOP”), the S&P 500 index as well as the Russell 3000 Index.

	Total Shareholder Return
	Prior 4 Year Period	Prior 8 Year Period
Federal Realty	6%	281%
RMS	-15%	134%
BBRESHOP	-26%	104%
S&P 500	-3%	68%
Russell 3000	-1%	79%

We believe that retaining our CEO who has led this company through such a sustained period of significant outperformance is important to our ability to continue delivering future long-term shareholder value and reflects the type of longer-term planning that shareholders expect from our Board of Trustees.

We believe that all of our 2010 compensation decisions reflect a responsible approach to compensation that rewards performance based on the totality of all relevant facts and circumstances and best sets the company up for future success. ISS’s recommendation to vote against our compensation programs solely on the basis of total shareholder return without any regard for the overall context in which our compensation committee’s decisions were made and under which those programs were designed is short-sighted and unwarranted.

Total Shareholder Return Comparison Group

Our four-digit GICS group includes all real estate investment trusts without adjustment for market capitalization, float, equity or mortgage REIT classification or any other item. We believe more appropriate indices for evaluating total shareholder return are the RMS and the BBRESHOP. The RMS is an index designed to broadly and fairly represent the equity REIT investment opportunities by creating an index that is investable and replicable. The index represents approximately 85% of the US REIT universe and has adjustments for free float. The BBRESHOP is a capitalization-weighted sub-index of the Bloomberg REIT Index. The index is based on shopping center properties comprising 75% or more of invested assets. Both of these indices provide a fairer base of comparison for companies in the most similarly situated circumstances (for example, equity rather than mortgage assets). As shown on page 18 of our proxy statement, our 3-year total shareholder return was greater than the performance of each of these indices thereby refuting ISS’s contention that we have had poor long-term shareholder returns.

Peer Group Set Comparison

ISS supports its recommendation to vote against our executive officer compensation in part because the compensation of our Chief Executive Officer is greater than the median compensation of the peer group set used by ISS. The peer group set used by ISS includes the following 12 companies:

American Campus Communities, Inc.	BRE Properties, Inc.
BioMed Realty Trust, Inc.	Colonial Properties Trust
DCT Industrial Trust, Inc.	Essex Property Trust, Inc.
First Industrial Realty Trust, Inc.	Highwoods Properties, Inc.
Home Properties, Inc.	Pennsylvania Real Estate Investment Trust
RAIT Financial Trust	Realty Income Corporation

The rationale for using these twelve companies as the peer group for compensation comparison is not apparent and is not disclosed in ISS’s report. The average market capitalization of these companies as of December 31, 2010 was $2.1 billion whereas our market capitalization as of that date was $4.8 billion. In fact, only two of these twelve companies has an equity market capitalization greater than $3 billion which certainly does not support this peer group as one comprised of comparably sized companies. Further, only one of those twelve companies is involved in the retail sub-sector which is substantially different than the residential, office, industrial, and mortgage sectors in which the other eleven companies are involved. Finally, only two of the twelve named companies include us as a peer group company for their own compensation purposes and we have used only one of these companies as a peer group company for our compensation benchmarking purposes. Recommending a vote against our executive compensation because the compensation of our Chief Executive Officer is above the median of this specific peer group is simply not warranted.

Conclusion

For the reasons described above, we believe our 2010 compensation programs and our compensation decisions with respect to our Chief Executive Officer reflect our pay for performance philosophy when viewed in the proper context taking into account all relevant facts and circumstances and using more appropriate indices and groups as a basis for comparison. Accordingly, our Board of Trustees reaffirms its unanimous recommendation that you vote “FOR” Proposal 3 in our proxy statement.